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Exhibit 11.1



                     INTEGRAL SYSTEMS INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                Three Months Ended                  Six Months Ended
                                                     March 31,                          March 31,
Basic:                                       2000              1999               2000             1999
                                         -------------     -------------     -------------    -------------
Weighted average number of common
 shares                                      7,970,006         5,910,394         7,593,002        5,857,499

Net income                                    $787,438          $828,226        $2,047,551       $1,285,167
Earnings per share                               $0.10             $0.14              $.27             $.22

Diluted:
Weighted average number of common
 shares                                      8,508,494         6,283,722         8,112,992        6,289,785

Net income                                    $787,438          $828,226        $2,047,551       $1,285,167
Earnings per share                               $0.09             $0.13              $.25             $.20
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